Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-253620 on Form S-1 of our report dated February 26, 2021 (March 12, 2021 as to the effects of the stock split described in Note 12), relating to the financial statements of Instil Bio, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California

March 18, 2021